Exhibit 99.1

News from Aon

Aon Reports First Quarter 2009 Results

-   Total Revenue was $1.9 billion with Organic Growth of 1%

-   EPS from Continuing Operations increased 45% to $0.80 from $0.55

First Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 9% to $0.76

•                  Brokerage revenue was $1.6 billion with organic growth of 1%

•                  Brokerage pretax margin was 21.2% and the adjusted pretax margin, excluding certain items, increased 100 basis points to 20.7%

•                  Consulting revenue was $309 million with organic growth of 2%

•                  Consulting pretax margin was 22.7% and the adjusted pretax margin, excluding certain items, decreased 240 basis points to 16.8%

•                  Named World’s Best Broker by Euromoney Magazine 2009 Insurance Survey

CHICAGO, IL — May 1, 2009 - Aon Corporation (NYSE: AOC) today reported results for the first quarter ended March 31, 2009.

Net income attributable to Aon stockholders increased 28% to $280 million or $0.97 per share, compared to $218 million or $0.68 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 30% to $230 million or $0.80 per share, compared to $177 million or $0.55 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations per share, excluding certain items, increased 9% to $0.76 compared to $0.70 for the prior year quarter.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 10 of this press release.

“Our first quarter results reflect continued progress in the face of soft market conditions and a very challenging economic environment.  Organic revenue was one percent, adjusted pretax margin in Brokerage increased 100 basis points and adjusted earnings per share from continuing operations increased nine percent,” said Greg Case, president and chief executive officer, Aon Corporation.  “Despite these challenges, we continue to strengthen the underlying foundation of Aon and invest heavily in the fundamental client-serving capabilities of our firm through the merger with Benfield and the introduction of both ‘Client Promise’ and our Global Risk Insight Platform in Brokerage.  Additionally, the 2007 and Aon Benfield restructuring programs are on-track and just beginning to deliver cost savings while our balance sheet provides significant financial flexibility to effectively allocate capital and deliver long-term shareholder value.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue decreased 3% to $1.9 billion due to a 10% decline from foreign currency translation and a 44% decline in investment income, partially offset by a 7% increase from acquisitions, primarily Benfield, net of dispositions and organic revenue growth in commissions and fees of 1%.

Total operating expenses decreased 9% or $147 million to $1.5 billion, including a $176 million favorable impact from foreign currency translation and an $83 million gain related to the U.S. pension curtailment, partially offset by the inclusion of operating expenses from the recent Benfield merger and a $13 million increase in pension expense.

Restructuring expense was $43 million in the first quarter compared to $60 million in the prior year quarter.  An analysis of restructuring-related expenses by segment and type for both the 2007 and Aon Benfield restructuring programs are detailed on page 11 of this release.

Restructuring savings in the first quarter related to the 2007 restructuring program are estimated at $41 million compared to no material savings in the prior year quarter.  Of the estimated restructuring savings in the first quarter, $36 million were related to the Brokerage segment primarily for workforce reduction.  The 2007 restructuring program is currently expected to deliver cumulative run-rate cost savings of approximately $240-265 million in 2009 and $370 million in 2010.

Restructuring savings in the first quarter related to the Aon Benfield restructuring program are estimated at $4 million.  Before any potential reinvestment of savings, the Benfield restructuring program is currently expected to deliver cumulative cost savings of $33-41 million in 2009, $84-94 million in 2010 and $122 million in 2011.

Foreign currency translation decreased net income by $0.02 per share compared to the prior year quarter due primarily to fluctuations in the U.S. dollar against most major currencies.  Excluding certain items highlighted on page 10 of this press release, the impact of foreign currency translation decreased net income by $0.04 per share.

Effective tax rate on continuing operations increased to 31.5% in the first quarter, reflecting an underlying tax rate on operations of approximately 29%, plus the impact of a non-cash deferred tax expense on the U.S. pension curtailment gain.  The prior year quarter effective tax rate on operations was 29.5%.

Average diluted shares outstanding decreased to 289 million in the first quarter compared to 320 million in the prior year quarter, due primarily to share repurchases in prior quarters.  The Company has approximately $850 million of remaining share repurchase authorization.

Discontinued Operations after-tax income was $50 million or $0.17 per share compared to after-tax income of $41 million or $0.13 per share for the prior year quarter.  Discontinued operations primarily include a $43 million after-tax gain on the sale of Automobile Insurance Specialists (AIS).  The prior year quarter includes the results of AIS, the run-off property and casualty insurance operations, Combined Insurance Company of America and Sterling Life Insurance.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted revenue, pretax income and pretax margins in the first quarter of 2009 and 2008.  The first quarter segment reviews provided below include supplemental information related to adjusted pretax income and pretax margin which is described in detail on the “Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share” on page 10 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,	Organic
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Revenue
Fees, Other	2009	2008	Change	Impact	Other	Growth
Americas	$477	$493	(3)%	(5)%	—%	2%
U.K.	116	150	(23)	(19)	1	(5)
EMEA	448	510	(12)	(12)	—	—
Asia Pacific	84	106	(21)	(18)	(1)	(2)
Reinsurance	395	256	54	(8)	61	1
Sub-Total	$1,520	$1,515	—%	(10)%	9%	1%

Investment Income	30	51	(41)%

Total Revenue	$1,550	$1,566	(1)%

Risk and Insurance Brokerage Services total revenue decreased 1% to $1.6 billion compared to the prior year quarter due to a 10% unfavorable impact from foreign currency translation on commissions and fees and a 41% decline in investment income, partially offset by a 9% increase from acquisitions, primarily Benfield, net of dispositions and 1% organic revenue growth.  Americas organic revenue increased 2% reflecting strong growth in Latin America and solid growth in Canada and in our Affinity business.  U.K. organic revenue decreased 5% due primarily to soft market conditions and lower new business.  EMEA organic revenue was unchanged as strong growth in emerging markets was offset by weak economic conditions in continental Europe.  Asia Pacific organic revenue decreased 2% reflecting the impact of economic weakness in Asia and the impact from exiting certain businesses in Japan.  Reinsurance organic revenue increased 1% due primarily to growth in global treaty placements.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2009	2008	Change
Revenue	$1,550	$1,566	(1)%
Expenses
Compensation and benefits	837	940	(11)
Other expenses	374	387	(3)
Total operating expenses	1,211	1,327	(9)

Operating income	$339	$239	42%
Other (income) expense	11	(4)	N/A
Pretax income	$328	$243	35%
Pretax margin	21.2%	15.5%

Pretax income - adjusted	$321	$309	4%
Pretax margin - adjusted	20.7%	19.7%

Compensation and benefits for the first quarter decreased $103 million from the prior year quarter including a $103 million favorable impact from foreign currency translation, a $58 million pension curtailment gain and $31 million of cost savings related to the restructuring programs, primarily offset by the inclusion of operating expense from the recent Benfield merger and a $7 million increase in pension expense.  Other expenses for the first quarter decreased $13 million from the prior year quarter including a $44 million favorable impact from foreign currency translation and a $13 million decrease for the previously disclosed reviews under the Foreign Corrupt Practices Act (FCPA) and similar laws in other countries and related compliance initiatives, partially offset by the inclusion of Benfield operating expenses and a $9 million increase in intangible amortization primarily related to the merger with Benfield.

First quarter pretax income increased 35% to $328 million.  Adjusting for certain items detailed on page 10 of this press release, pretax income increased 4% or $12 million to $321 million and pretax margin increased 100 basis points to 20.7% versus the prior year quarter due primarily to benefits of the 2007 and Aon Benfield restructuring programs and the inclusion of pretax income from the merger with Benfield, partially offset by a $21 million decrease in investment income and higher intangible amortization and pension expenses.

CONSULTING

(millions)	First Quarter Ended			Less:	Less: Acquisitions,	Organic
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Revenue
Fees, Other	2009	2008	Change	Impact	Other	Growth
Services	$263	$288	(9)%	(10)%	(1)%	2%
Outsourcing	45	54	(17)	(13)	—	(4)
Sub-Total	$308	$342	(10)%	(10)%	(2)%	2%

Investment Income	1	1	—%

Total Revenue	$309	$343	(10)%

Consulting total revenue decreased 10% to $309 million compared to the prior year quarter due to a 10% unfavorable impact from foreign currency translation, a 2% decrease from dispositions net of acquisitions, partially offset by 2% organic growth in commissions and fees.  Organic revenue in Consulting Services increased 2% reflecting growth in health and benefits consulting, partially offset by a decline in human capital consulting, including a significant decline in compensation consulting.  Organic revenue in Outsourcing declined 4% as a previously announced outsourcing contract winds down, partially offset by modest growth in benefits outsourcing.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2009	2008	Change
Revenue	$309	$343	(10)%
Expenses
Compensation and benefits	162	201	(19)
Other expenses	77	79	(3)
Total operating expenses	239	280	(15)

Operating income	$70	$63	11%
Other (income) expense	—	—	—
Pretax income	$70	$63	11%
Pretax margin	22.7%	18.4%

Pretax income - adjusted	$52	$66	(21)%
Pretax margin - adjusted	16.8%	19.2%

Compensation and benefits for the first quarter decreased 19% or $39 million from the prior year quarter including a $21 million pension curtailment gain, $20 million favorable impact from foreign currency translation and benefits related to the 2007 restructuring program.  Other expenses decreased 3% or $2 million compared to the prior year quarter including a $9 million favorable impact from foreign currency translation.

First quarter pretax income increased 11% to $70 million.  Adjusting for certain items detailed on page 10 of this press release, pretax income decreased 21% or $14 million to $52 million and pretax margin decreased 240 basis points to 16.8% versus the prior year quarter due primarily to a 160 basis point impact from compensation consulting.

UNALLOCATED INCOME AND EXPENSE

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2009	2008	Change
Operating segment income before tax	$398	$306	30%
Unallocated investment income	1	5	(80)
Unallocated expenses	(27)	(20)	35
Interest expense	(29)	(33)	(12)
Income from continuing operations before tax	$343	$258	33%

Unallocated investment income for the first quarter decreased $4 million to $1 million compared to the prior year quarter due primarily to the timing of distributions in certain private equity holdings and a decline in average interest rates.  Unallocated expenses increased $7 million to $27 million versus the prior year quarter due primarily to a $5 million increase in pension expense.  Interest expense decreased $4 million to $29 million from the prior year quarter due to fluctuations in foreign currency and a decline in average interest rates on outstanding debt.

Conference Call and Webcast Details

The Company will host a conference call on Friday, May 1, 2009 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 37,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007 and 2008, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007 and 2008 by the readers of Business Insurance.  For more information on Aon, log onto http://www.aon.com/.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws, the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, our ability to integrate Benfield successfully and to realize the anticipated benefits of the Benfield merger.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses and unusual items.  Reconciliation is provided in the attached schedules.  Supplemental organic revenue growth information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

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Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Summary of Operations (Unaudited)

	First Quarter Ended
(millions except per share data)	Mar. 31, 2009	Mar. 31, 2008	Percent Change

Revenue
Commissions, fees and other	$1,822	$1,848	(1)%
Investment income	32	57	(44)
Total revenue	1,854	1,905	(3)

Expenses
Compensation and benefits	1,014	1,154	(12)
Other general expenses	397	414	(4)
Depreciation and amortization	60	50	20
Total operating expenses	1,471	1,618	(9)
Operating income	383	287	33

Interest expense	29	33	(12)
Other expense (income)	11	(4)	N/A
Income from continuing operations before provision for income tax	343	258	33
Provision for income tax (1)	108	76	42
Income from continuing operations	235	182	29

Discontinued operations
Income from discontinued operations	91	66	38
Provision for income tax (2)	41	25	64
Income from discontinued operations	50	41	22

Net income	285	223	28
Less: Net income attributable to the noncontrolling interests	5	5	—
Net income attributable to Aon stockholders	$280	$218	28%

Basic net income per share attributable to Aon stockholders (3):
Income from continuing operations	$0.81	$0.57	42%
Income from discontinued operations	0.18	0.13	38
Net income	$0.99	$0.70	41%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.80	$0.55	45%
Income from discontinued operations	0.17	0.13	31
Net income	$0.97	$0.68	43%

Weighted average common shares outstanding - diluted	288.8	319.8	(10)%

Net income attributable to Aon stockholders:
Income from continuing operations	$230	$177	30%
Income from discontinued operations	50	41	22
Net income	$280	$218	28%

(1)          Tax rate from continuing operations is 31.5% and 29.5% for the first quarters ended March 31, 2009 and 2008, respectively. The underlying tax rate on continuing operations for 2009 is approximately 29%.

(2)          Tax rate from discontinued operations is 45.1% and 37.9% for the first quarters ended March 31, 2009 and 2008, respectively.

(3)          In accordance with FSP EITF 03-6-1, the basic net income per share calculation for the first quarters ended March 31, 2009 and 2008 includes 7.3 million and 7.6 million additional shares related to unvested share-based payment awards that have a right to receive nonforfeitable dividends.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2009	Mar. 31, 2008	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (1)

Commissions, Fees and Other
Risk and Insurance Brokerage Services:
Americas	$477	$493	(3)%	(5)%	—%	2%
United Kingdom	116	150	(23)	(19)	1	(5)
Europe, Middle East & Africa	448	510	(12)	(12)	—	—
Asia Pacific	84	106	(21)	(18)	(1)	(2)
Reinsurance brokerage and related services	395	256	54	(8)	61	1
Total Risk and Insurance Brokerage Services	1,520	1,515	—	(10)	9	1
Consulting:
Consulting services	263	288	(9)	(10)	(1)	2
Outsourcing	45	54	(17)	(13)	—	(4)
Total Consulting	308	342	(10)	(10)	(2)	2

Total Operating Segments	$1,828	$1,857	(2)%	(10)%	7%	1%

Investment Income
Risk and Insurance Brokerage Services	$30	$51	(41)%
Consulting	1	1	—
Unallocated	1	5	(80)
Total	$32	$57	(44)%

Total Revenue
Risk and Insurance Brokerage Services	$1,550	$1,566	(1)%
Consulting	309	343	(10)
Unallocated	1	5	(80)
Intersegment	(6)	(9)	N/A
Total	$1,854	$1,905	(3)%

(1)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation - Segments (Unaudited)

Risk and Insurance Brokerage Services - Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2009	Mar. 31, 2008	Percent Change
Revenue
Commissions, fees and other	$1,520	$1,515	—%
Investment income	30	51	(41)
Total revenue	1,550	1,566	(1)

Expenses
Compensation and benefits	837	940	(11)
Other general expenses	374	387	(3)
Total operating expenses	1,211	1,327	(9)

Operating income	339	239	42
Other expense (income)	11	(4)	N/A
Income before provision for income tax	$328	$243	35%

Pretax income margin	21.2%	15.5%

Consulting - Continuing Operations

	First Quarter Ended
(millions)	Mar. 31, 2009	Mar. 31, 2008	Percent Change
Revenue
Commissions, fees and other	$308	$342	(10)%
Investment income	1	1	—
Total revenue	309	343	(10)

Expenses
Compensation and benefits	162	201	(19)
Other general expenses	77	79	(3)
Total operating expenses	239	280	(15)

Operating income	70	63	11
Other expense (income)	—	—	—
Income before provision for income tax	$70	$63	11%

Pretax income margin	22.7%	18.4%

Reconciliation of segment income before provision for income tax to income from continuing operations before provision for income tax:

	First Quarter Ended
(millions)	Mar. 31, 2009	Mar. 31, 2008	Percent Change
Segment income before provision for income tax
Risk and Insurance Brokerage Services	$328	$243	35%
Consulting	70	63	11
Total segment income before provision for income tax	398	306	30
Unallocated investment income	1	5	(80)
Unallocated expenses	(27)	(20)	35
Interest expense	(29)	(33)	(12)
Income from continuing operations before provision for income tax	$343	$258	33%

Pretax income margin	18.5%	13.5%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Segments and Diluted Earnings Per Share (Unaudited) (1)

	First Quarter Ended March 31, 2009
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,550	$309	$(5)	$1,854

Income (loss) from continuing operations before provision for income tax - as reported	$328	$70	$(55)	$343
Restructuring charges (Aon Benfield and 2007 plan)	40	3	—	43
Pension curtailment	(58)	(21)	(4)	(83)
Anti-bribery and compliance initiatives	1	—	—	1
Benfield integration costs	10	—	—	10
Income (loss) from continuing operations before provision for income tax - as adjusted	$321	$52	$(59)	314
Provision for income taxes (2)				90
Income from continuing operations - as adjusted				224
Less: Net income attributable to noncontrolling interests				5
Income from continuing operations - as adjusted				$219
Diluted earnings per share from continuing operations - as adjusted				$0.76

Weighted average common shares outstanding - diluted				288.8

Pretax income margins - as adjusted	20.7%	16.8%	N/A	16.9%

	First Quarter Ended March 31, 2008
(millions except per share data)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue as reported	$1,566	$343	$(4)	$1,905

Income (loss) from continuing operations before provision for income tax - as reported	$243	$63	$(48)	$258
Restructuring charges (2005 and 2007 plans)	57	3	—	60
Anti-bribery and compliance initiatives	14	—	—	14
Gain on sale of land	(5)	—	—	(5)
Income (loss) from continuing operations before provision for income tax - as adjusted	$309	$66	$(48)	327
Provision for income taxes (2)				97
Income from continuing operations - as adjusted				230
Less: Net income attributable to noncontrolling interests				5
Income from continuing operations - as adjusted				$225
Diluted earnings per share from continuing operations - as adjusted				$0.70

Weighted average common shares outstanding - diluted				319.8

Pretax income margins - as adjusted	19.7%	19.2%	N/A	17.2%

(1)          Certain noteworthy items impacting revenue and pretax income in 2009 and 2008 are described in this schedule.  The revenue, income (loss) from continuing operations before provision for income tax, diluted earnings per share from continuing operations and related margins shown with the caption “as adjusted” are non-GAAP measures.

(2)          Tax rate from continuing operations is 28.7% and 29.7% for the first quarters ended March 31, 2009 and 2008, respectively.

Aon Corporation

2007 Restructuring Plan (Unaudited)

	Actual
(millions)	Full Year 2007	Full Year 2008	First Quarter 2009	Total Incurred to Date	Estimated Total
By Type:
Workforce reduction	$17	$166	$27	$210	$340
Lease consolidation	22	38	5	65	123
Asset impairments	4	18	—	22	45
Other costs associated with restructuring	3	29	2	34	42
Total restructuring and related expenses	$46	$251	$34	$331	$550

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$31	$306	$505
Consulting	5	17	3	25	45
Total restructuring and related expenses	$46	$251	$34	$331	$550

Benfield Restructuring Plan (Unaudited)

(millions)	Purchase Price Allocation	Operations First Quarter 2009	Estimated Total
By Type:
Workforce reduction	$74	$8	$126
Lease consolidation	28	—	49
Asset impairments	—	1	8
Other costs associated with restructuring	2	—	2
Total restructuring and related expenses	$104	$9	$185

Note: In the Consolidated Summary of Operations, workforce reductions are included in “Compensation and benefits,” lease consolidations and other costs associated with restructuring are included in “Other general expenses,” and asset impairments are included in “Depreciation and amortization.”

Aon Corporation

Consolidated Summary of Operations - Reflects the adoption of FSP EITF 03-6-1 and the reclassification of noncontrolling interests (unaudited)

	2007					2008
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year
Revenue
Commissions, fees and other	$1,702	$1,750	$1,671	$1,943	$7,066	$1,848	$1,889	$1,756	$1,873	$7,366
Investment income	67	88	75	63	293	57	67	90	51	265
Total revenue	1,769	1,838	1,746	2,006	7,359	1,905	1,956	1,846	1,924	7,631

Expenses
Compensation and benefits	1,040	1,097	1,047	1,157	4,341	1,154	1,143	1,131	1,153	4,581
Other general expenses	409	410	387	493	1,699	414	500	419	451	1,784
Depreciation and amortization	47	46	48	52	193	50	58	49	65	222
Total operating expenses	1,496	1,553	1,482	1,702	6,233	1,618	1,701	1,599	1,669	6,587
Operating income	273	285	264	304	1,126	287	255	247	255	1,044

Interest expense	35	34	33	36	138	33	31	32	30	126
Other expense (income)	—	(29)	—	(6)	(35)	(4)	(2)	(3)	48	39
Income from continuing operations before provision for income tax	238	280	231	274	1,023	258	226	218	177	879
Provision for income tax	73	97	95	83	348	76	57	59	50	242
Income from continuing operations	165	183	136	191	675	182	169	159	127	637

Discontinued operations
Income (loss) from discontinued operations	79	91	83	77	330	66	1,431	(57)	(184)	1,256
Provision for (benefit from) income tax	27	31	12	58	128	25	464	(19)	(55)	415
Income (loss) from discontinued operations	52	60	71	19	202	41	967	(38)	(129)	841

Net income (loss)	217	243	207	210	877	223	1,136	121	(2)	1,478
Less: Net income attributable to the noncontrolling interests	4	3	3	3	13	5	3	4	4	16
Net income (loss) attributable to Aon stockholders	$213	$240	$204	$207	$864	$218	$1,133	$117	$(6)	$1,462

Basic net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.53	$0.60	$0.44	$0.61	$2.19	$0.57	$0.56	$0.55	$0.44	$2.14
Income (loss) from discontinued operations	0.17	0.20	0.24	0.06	0.66	0.13	3.26	(0.13)	(0.46)	2.87
Net income (loss)	$0.70	$0.80	$0.68	$0.67	$2.85	$0.70	$3.82	$0.42	$(0.02)	$5.01

Dilutive net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.50	$0.57	$0.42	$0.58	$2.07	$0.55	$0.54	$0.53	$0.43	$2.06
Income (loss) from discontinued operations	0.16	0.18	0.22	0.06	0.62	0.13	3.17	(0.13)	(0.45)	2.80
Net income (loss)	$0.66	$0.75	$0.64	$0.64	$2.69	$0.68	$3.71	$0.40	$(0.02)	$4.86

Weighted average common shares outstanding - diluted	324.4	321.9	321.5	324.1	323.0	319.8	305.3	290.3	288.1	300.9

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$161	$180	$133	$188	$662	$177	$166	$155	$123	$621
Income (loss) from discontinued operations	52	60	71	19	202	41	967	(38)	(129)	841
Net income (loss)	$213	$240	$204	$207	$864	$218	$1,133	$117	$(6)	$1,462

Aon Corporation

Segments  – Reclassified for the change in the presentation of noncontrolling interests (unaudited)

	2007					2008
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year

Revenue
Risk and insurance brokerage services	$1,429	$1,490	$1,411	$1,627	$5,957	$1,566	$1,610	$1,473	$1,581	$6,230

Consulting	329	325	325	373	1,352	343	336	337	342	1,358

Unallocated	21	29	18	11	79	5	17	40	6	68

Intersegment	(10)	(6)	(8)	(5)	(29)	(9)	(7)	(4)	(5)	(25)
Total	$1,769	$1,838	$1,746	$2,006	$7,359	$1,905	$1,956	$1,846	$1,924	$7,631

Income (loss) before provision for income tax
Risk and insurance brokerage services
As reported	$234	$272	$228	$276	$1,010	$238	$231	$188	$217	$874
Add: impact of the change in the presentation of noncontrolling interests	4	3	3	3	13	5	3	4	3	15
As reclassified	238	275	231	279	1,023	243	234	192	220	889

Consulting
As reported	47	44	38	60	189	63	43	52	55	213
Add: impact of the change in the presentation of noncontrolling interests	—	—	—	—	—	—	—	—	1	1
As reclassified	47	44	38	60	189	63	43	52	56	214

Unallocated	(47)	(39)	(38)	(65)	(189)	(48)	(51)	(26)	(99)	(224)
Total	$238	$280	$231	$274	$1,023	$258	$226	$218	$177	$879

Income from continuing operations before provision for income tax - margins

Risk and insurance brokerage services
As reported	16.4%	18.3%	16.2%	17.0%	17.0%	15.2%	14.3%	12.8%	13.7%	14.0%
As reclassified	16.7%	18.5%	16.4%	17.1%	17.2%	15.5%	14.5%	13.0%	13.9%	14.3%

Consulting
As reported	14.3%	13.5%	11.7%	16.1%	14.0%	18.4%	12.8%	15.4%	16.1%	15.7%
As reclassified	14.3%	13.5%	11.7%	16.1%	14.0%	18.4%	12.8%	15.4%	16.4%	15.8%

Total
As reported	13.2%	15.1%	13.1%	13.5%	13.7%	13.3%	11.4%	11.6%	9.0%	11.3%
As reclassified	13.5%	15.2%	13.2%	13.7%	13.9%	13.5%	11.6%	11.8%	9.2%	11.5%

Tax rate from continuing operations
As reported	31.2%	35.0%	41.7%	30.6%	34.5%	30.0%	25.6%	27.6%	28.9%	28.0%
As reclassified	30.7%	34.6%	41.1%	30.3%	34.0%	29.5%	25.2%	27.1%	28.2%	27.5%

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	Mar. 31, 2009	Dec. 31, 2008 (2)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$501	$582
Short-term investments	879	684
Receivables	1,795	1,990
Fiduciary assets (1)	11,239	10,678
Other current assets	307	355
Assets held for sale	188	237
Total Current Assets	14,909	14,526
Goodwill	5,546	5,637
Other intangible assets	738	779
Fixed assets, net	430	451
Investments	313	332
Other non-current assets	1,172	1,215
TOTAL ASSETS	$23,108	$22,940

LIABILITIES
CURRENT LIABILITIES
Fiduciary liabilities	$11,239	$10,678
Short-term debt	104	105
Accounts payable and accrued liabilities	1,336	1,560
Other current liabilities	308	314
Liabilities held for sale	124	146
Total Current Liabilities	13,111	12,803
Long-term debt	1,848	1,872
Pension, post employment and post retirement liabilities	1,446	1,694
Other non-current liabilities	1,041	1,156
TOTAL LIABILITIES	17,446	17,525
TOTAL STOCKHOLDERS’ EQUITY	5,553	5,310
Noncontrolling interest	109	105
TOTAL EQUITY	5,662	5,415
TOTAL LIABILITIES AND EQUITY	$23,108	$22,940

(1) Includes short-term investments: 2009 - $3,690; 2008 - $3,178.

(2) Certain amounts have been reclassified to conform to the 2009 presentation.